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Exhibit 23.7

[RYDER SCOTT COMPANY LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

        We do hereby consent to the use of our name and the information regarding our review of Forest's estimates of reserves and future net cash flows from the production and sale of those reserves in the Annual Report on Form 10-K of Forest Oil Corporation (the "Company") for the year ended December 31, 2005, and to the incorporation by reference thereof into the Company's Registration Statement on Form S-4 to which this consent is an Exhibit and which is being filed in connection with the Company's proposed merger with The Houston Exploration Company.

RYDER SCOTT COMPANY, L.P.
/s/ RYDER SCOTT COMPANY, L.P.

Houston, Texas
February 6, 2007

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CONSENT OF INDEPENDENT PETROLEUM ENGINEERS